Exhibit 10.1

EMPLOYMENT AGREEMENT


THIS AGREEMENT made as of the 17th day of April, 1997, (hereinafter called the "Commencement Date"), by and between DATA RESEARCH ASSOCIATES, INC., a Missouri corporation (hereinafter called the "Employer") and Michael J. Mellinger, an individual presently residing at 910 Kent Road, St. Louis, Missouri 63124 (hereinafter called the "Employee").

WHEREAS, Employee is presently the President and the Chief Executive Officer of Employer and has made significant contributions to Employer during the term of his employment; and

WHEREAS, Employer wishes to assure itself both of the continued availability of the services of Employee in the event of a "Change of Control," (as defined in Schedule I) and to assure itself of the availability of Employee's services in the absence of a Change of Control; and

WHEREAS, Employee wishes to continue to be employed subsequent to any Change of Control and is agreeable to the terms of continued employment set forth herein; and

WHEREAS, the parties believe that it is to their mutual benefit to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto mutually agree as follows:

FIRST: EMPLOYMENT OF THE EMPLOYEE. Employer, subject to the terms and provisions and for the term hereinafter set forth, hereby employs Employee to perform the duties of the President and the Chief Executive Officer of Employer. Employer hereby represents and warrants to Employee that the Board of Directors of Employer (hereinafter called the "Board"), at a meeting duly held, has authorized and approved this Agreement. Employee hereby agrees to perform the duties described herein faithfully and to the best of his ability.

SECOND: DUTIES. The Employee, as the President and the Chief Executive officer of Employer, shall perform those duties and responsibilities required by law and as set forth in the Articles of Incorporation and Bylaws of Employer and as may from time to time be assigned to him by the Board in its reasonable discretion, and in such capacity agrees that during the term of his employment hereunder, he will devote substantially all of his working time and attention to the business and affairs of Employer.


THIRD:  SALARY AND BENEFITS.

(a)

Employer will pay Employee for. his services during the term of his employment hereunder an annual base rate of compensation (hereinafter called. the "Base Compensation") of Four Hundred Thousand Dollars ($400,000.00), which Base Compensation shall be payable at such intervals as the Employer pays its other senior executive employees, but in any event, not less frequently than monthly. Each fiscal year (commencing with fiscal year 1998), the Compensation Committee of the Board (the "Compensation Committee") will set the Employee's Base Compensation for that fiscal year, taking into account the performance of the Employee, the total compensation paid to the chief executive officers of similar companies of comparable size to that of the Employer and such other factors deemed relevant by the Board, but in no event shall such Base Compensation for any annual period be less than the Base Compensation set for the immediately preceding annual period.

(b)

Employer will also pay Employee a bonus for each fiscal year during the term hereof, which will be determined on the basis of a formula (the "Bonus Formula"), as follows: for the fiscal year ending September 30, 1997, the bonus will be in the amount of 10% of the increase in Employer's income before income taxes and bonuses for such fiscal year compared to the prior fiscal year, determined by the Company's independent auditors in accordance with generally accepted accounting principles, consistently applied, and payable within ninety
(90) days of the end of such fiscal year. For the fiscal year ending September 30, 1998, and for each fiscal year thereafter, Employer will pay Employee a bonus to be determined on the basis of a Bonus Formula, to be determined for such fiscal year by the Compensation Committee.

(c)

Employer agrees to reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder for Employer, which expenses shall be substantiated in accordance with the procedures of Employer.

(d)

Employer shall provide Employee, at Employer's expense, with health, accident, long-term disability, major medical and such other insurance coverages as are generally available to the senior executive officers of the Employer.

(e)

During each fiscal year of the Corporation,  Employee shall be entitled to six
(6) weeks of paid vacation.

(f)

Employee shall also be entitled to participate in all other insurance and retirement plans, retirement benefits, death benefits, salary continuation benefits, stock option plans and other fringe benefits and other plans generally available for the senior executive officers of Employer, but in no event shall such fringe benefits be less than the benefits provided to Employee for the immediately preceding annual period.

(g)

Employer shall, at Employer's expense, furnish such other executive prerequisites at least equal in value to those furnished to the senior executive officers of the Employer.

(h)

Employer shall allow Employee use of the corporate aircraft for person use for 100 flight hours each fiscal year, such use to be reported as required by Internal Revenue Service regulations.

(i)

Employer shall provide Employee with adequate Internet and telephone service and appropriate office furniture and computing equipment to allow the conduct of Employer's business at both of Employee's homes.

(j)

To the extent not otherwise provided by the Employer in subparagraph (f) of this paragraph THIRD, Employer shall, at Employer's sole cost and expense, maintain in full force and effect an insurance policy or policies providing term life insurance coverage on the life of Employee in an aggregate amount of not less than two times Employee's Base Compensation, for the benefit of the beneficiaries named by Employee, or such beneficiaries as may be otherwise designated from time to time by Employee. Employer shall maintain such insurance coverage in full force and effect throughout the Employee's employment with Employer, and for a period of sixty days following termination of said employment, (or such shorter period as provided in the policy, if the insurance coverage is provided under a group plan). The failure to maintain such term insurance because of the noninsurability of Employee shall not constitute a default by Employer hereunder. Subject to the provisions of the policy providing for the insurance required by this subparagraph (h), if such insurance is provided through individual policies, Employer does hereby offer to sell and assign to Employee, and Employee is hereby granted an option to purchase, all of Employer's right, title and interest in and to such policy or policies with respect to insurance coverage on the life of Employee, which offer (option) shall be accepted (exercised), if at all, by Employee at any time from the date upon which Employee's termination of his employment hereunder shall occur (regardless of the reason for such termination) through the close of business on the sixtieth (60th) day following such termination of his employment. The purchase price to be paid by Employee to Employer for the Employer's right, title and interest in and to the subject policy (or policies) shall be an amount equal to a fraction of the total prepaid premiums, if any, paid by Employer thereon, the numerator of which shall be the remaining term of the subject policy or policies (expressed in days) and the denominator of which shall be the total original term of the subject policy or policies (expressed in days).

FOURTH:   TERM OF EMPLOYMENT.  The initial term of the Employee's employment under this Agreement (hereinafter called the "Initial Term") shall be for a period commencing on the Commencement Date and continuing until September 30, 2002, unless sooner terminated as hereinafter provided. Following the Initial Term, this Agreement shall automatically continue in effect for an additional term of five (5) years (hereinafter called the "Additional Term") unless either party, by written notice delivered to the other not less than ninety (90) days prior to the termination of the Initial Term, indicates the intention not to enter into the Additional Term. At the termination of the Initial Term or the Additional Term, as the case may be, the obligation of Employer to pay further compensation or expenses to Employee shall cease, provided, however, that any obligations hereunder of either party to the other party at the time of such termination shall not be affected thereby.

FIFTH: TERMINATION. Employer shall have the right to terminate this Agreement if any of the following events shall occur during the Initial or Additional Term hereof: (a) Employee's willful failure or refusal to render services as required hereunder after written notice from Employer and a reasonable opportunity on the part of Employee to correct any deficiency in performance specified in such written notice from Employer to the satisfaction of the Board, or as otherwise required by applicable law, (b) Acts of fraud, dishonesty, breach of fiduciary duty involving personal profit and the conviction of a felony committed in connection with the business of Employer shall be grounds for termination of this Agreement upon at least two (2)
days' prior written notice but without the opportunity to cure;  or   (c)
The permanent disability of Employee, which, for the  purposes hereof, shall be deemed to have occurred upon the commencement of benefits under any policy maintained by the Company providing for long-term disability coverage; or
(d)  The death of Employee.   Except as expressly set forth herein, the
obligation of Employer to pay further compensation or expenses of Employee shall cease as of the day on which termination under this Article FIFTH shall occur.

SIXTH: CHANGE OF CONTROL. Employer and Employee agree that the following provisions shall immediately and automatically become operational upon the occurrence of a Change of Control (as described in Schedule I hereof),
without further action on the part of either Employer or Employee:   (a)
In the event of the involuntary termination or significant reduction in the position, duties or responsibilities of Employee, for reasons other than those defined in paragraphs (a), (b), (c) and (d) of Article FIFTH hereof (herein collectively referred to as a "Termination"), Employee shall be entitled to an additional bonus, payable within sixty (60) days of the occurrence of the Termination, equal to a percentage of the greater of the Base Compensation in effect as of the date of such Change of Control or such
Termination as follows:   (i) one hundred and fifty percent (150%) if the
Termination occurs within the first year following a Change of Control; (ii) one hundred percent (100%) if the Termination occurs within the second year following a Change of Control; and (iii) fifty percent (50%) if the Termination
occurs within the third year following a Change of Control.    (b)  All
options to purchase shares of the common stock of Employer held by Employee pursuant to a stock option plan of Employer (the "Stock Options") shall be
fully vested and exercisable.    (c)  At the sole discretion of the Board,
Employee may be awarded a bonus (the "Special Executive Bonus") on a "grossed up" basis (to take into account the taxability for federal income purposes of the Special Executive Bonus to the Employee) equal to the amount of federal income tax payable by the Employee arising from the vesting of Employee's interests in the Stock Options, assuming the maximum statutory rate of federal income tax then applicable to an individual taxpayer

SEVENTH: INDEMNIFICATION. Employer shall indemnify, defend and hold harmless Employee for any and all acts or decisions made by Employee, in good faith, in connection with the performance by Employee of services for Employer, which indemnification shall be to the fullest extent permitted by law. Employer shall use its best efforts to insure its obligations under this paragraph SEVENTH which insurance coverage shall expressly include all expenses (including, without limitation, attorneys' fees) actually and necessarily incurred by or on behalf of the Employee in connection with the defense of any suit or proceeding (including appeals therefrom), which coverage shall, to the fullest extent permitted by law, include the cost of out-of-court settlements.

EIGHTH:  GOVERNING LAW.   This Agreement is executed and delivered in the
State of Missouri and shall be construed and enforced in accordance with, and shall be governed by, the laws of such State.

NINTH: NOTICE. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient if delivered by certified or registered mail, return receipt requested, postage paid, in the case of Employee to his last known address on file with Employer, and, in the case of Employer, to its principal office. Such notice shall be effective upon deposit in the United States mail or actual delivery, as the case may be.

TENTH: SUMS DUE TO EMPLOYEE. If any amount payable to Employee or vesting of Stock Options pursuant to Article SIXTH, or portion thereof, constitutes a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (determined without regard to this Article TENTH), then such payment shall be reduced and such Stock Options shall not vest pursuant to Article SIXTH, as determined by Employer in its sole discretion, to the extent, and only to the extent, necessary to prevent any such payment or vesting of Stock Options, or portion thereof, from constituting a "parachute payment"; provided, however, that any such reduction in payments otherwise payable pursuant to Article SIXTH or nonvesting of Stock Options that would otherwise vest pursuant to Article SIXTH shall occur if and only if, after taking into account the twenty percent (20%) tax set forth in Section 4999 of the Code, such reduction and/or nonvesting causes Employee to realize a greater after-tax benefit than Employee would realize if such reduction and/or nonvesting pursuant to this Article TENTH had not occurred. Employee shall be entitled to "rollover" any sums payable hereunder into individual retirement accounts or similar entities to the fullest extent provided by law.

ELEVENTH:    SEVERABILITY  AND  INTERPRETATION.    Whenever possible, each
provision of this Agreement and any portion thereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) is invalid, illegal, or incapable of being enforced, by reason of any rule of law rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant, term, condition or other provision or portion of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

TWELFTH:   ENTIRE AGREEMENT.   This Agreement constitutes the entire agreement
between the parties relative to the employment by Employer of Employee and any and all prior representations, agreements, correspondence or memoranda with respect thereto are superseded hereby. No promises, covenants or representations of any character or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. This Agreement shall not be modified, waived or discharged except in a writing duly signed by each of the parties or their permitted assignees, and shall be binding upon, and inure to the benefit of, the successors of the parties hereto.


THIRTEENTH: ASSIGNABILITY. The services to be performed by Employee hereunder are personal in nature and therefore Employee shall not assign all or any portion of his right, or delegate all or any portion of his obligations, under this Agreement, and any attempted or purported assignment or delegation not expressly permitted by Employer in writing shall be null and void, ab initio.

FOURTEENTH: SUCCESSORS. Subject to the provisions of paragraph FOURTEENTH hereof, this Agreement shall be binding upon and shall inure to the benefit of Employer and Employee and their respective heirs, executors, administrators, legal administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


DATA RESEARCH ASSOCIATES, INC.
EMPLOYER


By:     /S/ Katharine W. Biggs
        __________________________________________

Title:  Vice President and Chief Financial Officer
        __________________________________________



/s/ Michael J. Mellinger
________________________________
Michael J. Mellinger
EMPLOYEE




SCHEDULE I

Definition of Change of Control

 A Change of Control shall be deemed to have occurred upon the happening of any of the following events: (a) the acquisition by any person of more than 50% of the Employer's outstanding common stock or any other class of stock representing more than 50% of the aggregate voting power of all classes of stock as a whole; or (b) a merger or consolidation of the Employer with any other corporation pursuant to which the resulting aggregate ownership of Employer (or the parent or surviving corporation resulting from such merger or consolidation) held by or attributable to those persons who were stock-holders of Employer immediately prior to such merger or consolidation is less than 50% of the aggregate common stock of Employer (or the parent or surviving corporation resulting from such merger or consolidation) outstanding as a result of such merger or consolidation; the term "merger" shall include a reorganization effected by means of a sale of 'Employer's assets or any other substantial portion of the assets of the Employer; or (c) election to the Board of Directors of the Employer at any stockholders meeting of any nominee other than a nominee on whose behalf proxies were solicited by or on behalf of the incumbent management or directors of the Employer; or (d) removal by the stockholders of all or any of the incumbent directors of the Employer other than a removal for cause.